UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

SHUMATE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12060 FM 3083, Conroe, Texas	77301

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (936) 539-9533

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On August 17, 2007, we entered into a stock purchase agreement (the “Purchase Agreement”) with Sunbelt Machine Works Corporation, a Texas corporation (“Sunbelt”) and its stockholders pursuant to which we will acquire all of the outstanding capital stock of Sunbelt (the “Acquisition”). The aggregate consideration we expect to pay for the outstanding capital stock of Sunbelt is $14,500,000; comprised of a $9,000,000 cash payment, the assumption of approximately $0.5 million of debt, a $2.5 million promissory note, and the issuance of our common stock having an aggregate value of $2.5 million, based on the average of the closing prices of our common stock for the 30 trading days prior to the earlier of the announcement, or the closing date, of the acquisition. In addition, there exists an adjustment provision whereby we would be required pay the Sunbelt stockholders additional cash equal to the amount that Sunbelt’s net working capital exceeds $3.7 million at closing. The Acquisition is subject to certain closing conditions, including delivery by Sunbelt of audited financial statements and consummation by us of a financing(s) with gross proceeds of at least $14,000,000. We expect to close this acquisition on or before September 30, 2007. The Purchase Agreement may be terminated at any time by either Sunbelt or us if the Sunbelt Acquisition not closed on or before October 16, 2007. If either party terminates the Purchase Agreement, other than as specified therein, a break-up fee of $150,000 shall be payable to the non-terminating party.

The paragraphs above describe certain of the material terms of the Purchase Agreement. Such description is not a complete description of the material terms of the Purchase Agreement and is qualified in its entirety by reference to the agreements entered into in connection therewith which are included as exhibits to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC. (Registrant)

Date: August 22, 2007	By:	/s/ Matthew C. Flemming

Matthew C. Flemming, Chief Financial Officer, Treasurer, Secretary, and Executive Vice President